                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invivo Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               INVIVO CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 7, 2000

To the Stockholders of
Invivo Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Invivo Corporation ("the Company"), a Delaware corporation, will be held on December 7, 2000 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To ratify the selection of KPMG LLP as independent public auditors of the Company.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 31, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary

November 14, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                               INVIVO CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Invivo Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on December 7, 2000 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588.

VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof has been fixed as October 31, 2000. As of that date, there were outstanding 4,392,249 shares of Common Stock of the Company. Each stockholder will be entitled to one vote for each share of common stock held on all matters to be voted upon. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Broker non-votes are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum. Subject to prior revocation, all shares represented at the meeting by properly executed proxies will be voted in accordance with specifications on the proxy. If no specification is made, the shares will be voted in favor of: (i) the election of nominees provided for herein as directors; and (ii) the ratification of KPMG LLP as independent public auditors of the Company.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to stockholders, and to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid for any such services.

     This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November 14, 2000.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation or removal. All of the nominees listed below are currently directors of the Company. There are no family relationships among executive officers or directors of the Company, except that Mr. Hawkins, the President, Chief Executive Officer, Secretary and a director, and Mr. Glenn, the Chief Financial Officer, are brothers-in-law.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors have no reason to believe that any nominee will be unavailable to serve. The four candidates receiving the highest number of the affirmative votes cast at the Annual Meeting will be elected directors of the Company. The Company's Board of Directors is presently set at five members, and thus the Board of Directors is proposing at this time to leave one vacancy on the Board of Directors. Executed proxies will not be voted for the election of more than four directors.

NOMINEES

     The names, ages and periods of service on the Company's Board of Directors of the nominees, and certain other information about them, is set forth below:

                                                                      DIRECTOR
                           NAME                                AGE     SINCE
                           ----                                ---    --------
James B. Hawkins(1)........................................    45       1985
Ernest C. Goggio(1, 2).....................................    77       1986
George S. Sarlo(1, 2)......................................    62       1991
Laureen DeBuono(1, 2)......................................    43       1998

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Hawkins has been President, Chief Executive Officer and a director of the Company, and its predecessor, since August 1985. He has served as Secretary of the Company since September 1986. Mr. Hawkins served as a director of Pillar Corporation, a stockholder of the Company, from August 1987 to August 1999.

     Mr. Goggio has served as Chairman of the Board of Directors of the Company since November 1986. He has been President and Chairman of the Board of Directors of Pillar Corporation since 1966. Pillar Corporation, based in Milwaukee, Wisconsin.

     Mr. Sarlo has been a director of the Company since January 1991. He has been a general partner of the Walden Group of venture capital funds since 1974. Mr. Sarlo also founded and has served as Chairman of the Board of Directors of Ashfield and Co. Inc., an investment management company, since 1973.

     Ms. DeBuono has been a director of the Company since February 1998. She is currently Principal and Chief Executive Officer of Management Advisors. From October 1999 to October 2000, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of More.com, an online health products retailer. From October 1998 to October 1999, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of ReSound Corporation, a hearing health care company that manufactures and markets advanced hearing devices. From 1992 to mid-1998, Ms. DeBuono was Executive Vice President and General Counsel of Nellcor Puritan Bennett Inc., a medical device company.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 2000 by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee to the Board of Directors, (iii) the Chief Executive Officer and each other executive officer of the Company as of June 30, 2000 whose salary and bonus for the year ended June 30, 2000 exceeded $100,000, and (iv) all officers and directors of the Company as a group.

                                                                 AMOUNT OF
                                                                BENEFICIAL       PERCENTAGE
                           NAME*                              OWNERSHIP(1)(2)    OF SHARES
                           -----                              ---------------    ----------
Heartland Advisors..........................................       507,300          11.5%
  789 North Water Street Milwaukee, WI 53202
Ernest C. Goggio............................................       389,786(3)        8.8%
Pequot Capital Management, Inc. ............................       355,000           8.1%
  500 Nyala Farm Road Westport, CT 06880
Willow Creek Capital Management.............................       300,400           6.8%
  17 East Sir Francis Blvd., Suite 100 Larkspur, CA 94939
Garner Lewis Asset Management...............................       305,800           6.7%
  285 Wilmington-West Chester Pike Chadds Ford, PA 19317
Botti Brown Asset Management................................       274,480           6.2%
  655 Montgomery Street, Suite 600 San Francisco, CA 94111
James B. Hawkins............................................       312,416(4)        6.9%
George S. Sarlo.............................................       123,937(5)        2.8%
Roger Susi..................................................       142,356(6)        3.2%
Laureen DeBuono.............................................        22,000(7)        0.5%
John F. Glenn...............................................        35,000(8)        0.8%
F. Larry Young..............................................        28,500(9)        0.6%
Stuart Baumgarten...........................................        25,800(10)       0.6%
All executive officers and directors as a group (7
  persons)..................................................     1,079,795(11)      22.6%

---------------
  * The address of each of the directors or executive officers is c/o Invivo Corporation, 4900 Hopyard Rd., Suite 210, Pleasanton, CA 94588.

 (1) Each of the individuals included in the table has sole voting and investment power over the shares listed, subject to the right of his spouse, if any, under applicable community property laws.

 (2) Except as indicated, amounts do not reflect shares reserved for issuance for options granted under the Company's stock option plan or non-qualified stock option agreements.

 (3) Includes 113,986 shares of Common Stock owned by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder, 210,800 shares of Common Stock owned by the Pillar Charitable Remainder Unitrust, of which Mr. Goggio is the sole trustee, and 42,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (4) Includes 122,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (5) Includes 67,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (6) Includes 47,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (7) Includes 22,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Mr. Susi is not standing for re-election to the Board of Directors at the annual meeting.

 (8) Includes 35,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (9) Includes 28,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(10) Includes 22,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(11) Includes 387,000 shares of Common stock issuable upon exercise of stock options exercisable within 60 days.

BOARD AND BOARD COMMITTEE MEETINGS

     During the year ended June 30, 2000, the Board of Directors held four meetings. All of the directors attended all of the Board meetings except for Ms. DeBuono who was not present at one meeting.

     During the year ended June 30, 2000, the Audit Committee of the Board of Directors held two meetings. Each Committee member attended the meeting. The Audit Committee recommends engagement of the Company's independent auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls and performs other related duties delegated to such Committee by the Board.

     During the year ended June 30, 2000, the Compensation Committee held one meeting. Each Committee member attended the meeting. The Compensation Committee determines the overall compensation policy for senior management of the Company, and recommends to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate.

     The Board has not established a nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company as of June 30, 2000 whose total salary and bonus for the fiscal year ended June 30, 2000 exceeded $100,000 for services in all capacities to the Company and its subsidiaries during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                              ANNUAL COMPENSATION      SECURITIES
                                    FISCAL    --------------------     UNDERLYING          ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY$      BONUS$      OPTIONS(#)      COMPENSATION(5)(1)
   ---------------------------      ------    --------    --------    ------------    --------------------
James Hawkins.....................   2000     250,000      60,000        35,000               1,935
  President and                      1999     241,000      75,000        35,000               1,881
  Chief Executive Officer            1998     231,000      40,000            --               2,075
John F. Glenn.....................   2000     145,000      42,500        11,000               1,920
  Vice President of Finance/         1999     131,000      50,000        19,000               1,605
  Chief Financial Officer            1998     125,000      30,000            --                 969
F. Larry Young....................   2000     140,000      42,500        11,000               1,826
  Vice President of Operations       1999     121,000      50,000        19,000               1,454
                                     1998     115,000      25,000            --               1,150
Stuart Baumgarten.................   2000     188,000      52,000        15,000               1,520
  President, Invivo Research         1999     180,000      45,000        15,000               1,293
                                     1998     125,000      67,000            --               1,511

---------------
NOTES:
(1) The amounts shown represent Company contributions to the Company's 401(k) Savings Plan.

STOCK OPTIONS

     The following table sets forth the stock options granted to the named executive officers under the Company's 1994 Stock Option Plan during the fiscal year ended June 30, 2000

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF       % OF TOTAL
                                 SECURITIES        OPTIONS
                                 UNDERLYING       GRANTED TO     EXERCISE OR                  GRANT DATE
                                   OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION      PRESENT
             NAME               GRANTED(#)(1)    FISCAL YEAR       ($/SH)          DATE       VALUE($)(2)
             ----               -------------    ------------    -----------    ----------    -----------
James Hawkins.................     35,000            20.0%         $9.875         6/8/10       $219,905
John F. Glenn.................     11,000             6.3%         $9.875         6/8/10       $ 69,113
F. Larry Young................     11,000             6.3%         $9.875         6/8/10       $ 69,113
Stuart Baumgarten.............     15,000             8.6%         $9.875         6/8/10       $ 94,245

---------------
(1) Stock options granted on June 8, 2000 and become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third and fourth anniversary dates of the grant of the option. The term of each option is ten years.

(2) The Black-Scholes option pricing model was used assuming no dividend yield, a risk free rate of 6.2%, an expected stock price volatility of .71, a forfeiture rate of .05 and an average expected life of five years. This valuation is reported pursuant to the rules of the Securities and Exchange Commission and there can be no assurance that the actual share value of the options will approximate the value ascribed by the Black-Scholes model.

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended June 30, 2000 and the value of outstanding options held by such executive officers as of June 30, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                       SECURITIES           VALUE OF
                                                                       UNDERLYING         UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                                                     OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                       FY-END (#)          FY-END ($)
                                SHARES ACQUIRED    VALUE REALIZED     EXERCISABLE/        EXERCISABLE/
             NAME               ON EXERCISE(#)          ($)           UNEXERCISABLE     UNEXERCISABLE(1)
             ----               ---------------    --------------    ---------------    ----------------
James Hawkins.................      80,000            680,000        105,000/70,000      355,000/39,375
John F. Glenn.................          --                 --         27,500/29,000       46,000/12,375
F. Larry Young................          --                 --         21,000/29,000       20,000/12,375
Stuart Baumgarten.............          --                 --         17,500/27,500       10,000/16,875

---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 2000 closing price of $11.00 per share of the Company's common stock as reported on The Nasdaq National Market.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

     In October 2000, the Company entered into one year employment agreements with each of the named executive officers and four additional key employees pursuant to which the Company has agreed to pay a specific severance amount if the executive officer is terminated without cause within 90 days following a change of control of Invivo. For James B. Hawkins, the severance payment will be an amount equal to two times the aggregate of the executive officer's annual base salary and target bonus plus other benefits and expenses. For Stuart Baumgarten, John F. Glenn, and F. Larry Young, the severance payment will be amounts that are equal to the aggregate of each executive officer's annual base salary and target bonus plus other benefits and expenses. In addition to the severance payment, if the Company terminates an executive officer following a change of control of Invivo, any unvested stock option to purchase shares of common stock of Invivo then held by the executive officer will become 100% vested and exercisable immediately prior to such change of control. If the Company terminates Mr. Hawkins, Mr. Glenn, Mr. Young or Mr. Baumgarten without just cause, but not following a change of control of Invivo, the Company has agreed to pay such executive officer one-half of the severance payment amount that such executive officers would have received for a termination without cause after a change of control of Invivo. These agreements further established each executive officer's base salary and target annual bonus for the one-year term of the agreements.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers of the Company are entitled to receive fees of $600 for, and reimbursement for travel expenses incurred in connection with, each Board of Directors meeting attended, except for Ms. DeBuono who receives $1,500 for each board meeting attended. Ms. DeBuono also receives an annual retainer fee for consulting services of $10,000.

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono each received options to purchase 4,000 shares of the Company's Common Stock in fiscal 2000 pursuant to the automatic grant provisions of the 1994 Stock Option Plan. All elected directors will be entitled to receive additional annual grants of options to purchase 4,000 shares of Common Stock under the 1994 Stock Option Plan on the date of the annual meeting of stockholders and each year for as long as they serve as independent directors of the Company.

     During fiscal years 1998 and 1999, the Company provided an automobile and paid annual fees of $64,700 to Mr. Goggio for business consulting services to the Company.

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono serve as the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee are an employee of the Company. Mr. Goggio is the President and Chairman of the Board of Pillar Corporation. See "Director Compensation" above for a description of options granted to, and consulting fees paid to, Messrs. Goggio and Sarlo and Ms. DeBuono.

COMPENSATION COMMITTEE REPORT

  Compensation Committee

     The Compensation Committee currently consists of Mr. Goggio, Mr. Sarlo and Ms. DeBuono. The Compensation Committee determines on an annual basis the cash compensation to be paid to the Chief Executive Officer and the senior executive officers of the Company. In doing so, the Compensation Committee is apprised of stock option awards made to these executives by the Board of Directors.

     The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the Compensation Committee are to provide levels of base compensation and bonuses that will attract and retain talented executive officers and align their interests with the success of the Company. The Company's executive officer compensation program is comprised of base salary, an annual cash bonus, and stock options. The Company's compensation policies seek to enhance the profitability of the Company and increase stockholder value.

  Base Salaries

     The Company's policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers in other middle market companies (i.e. those with sales of $100 million or less) that are believed to be comparable for compensation purposes by the Compensation Committee. Adjustments to base compensation will generally be made based upon competitive market conditions as well as assigned responsibility and performance as measured against specific goals and objectives of the Company and individual employees. The Compensation Committee has not established a particular group or listing of generally comparable companies for this purpose and may evaluate different companies on a year to year basis.

  Bonuses

     An integral part of the Company's compensation of senior executive officers has been the annual payment of cash bonuses. The amount of these bonuses is based in part on the review of compensation practices of comparable size companies referred to in the above paragraph. Further, the amount of bonuses in any year is significantly dependent on the Company's operating performance relative to its goals, as well as to other considerations that may be deemed relevant in any given year or instance by the Compensation Committee.

  Chief Executive Officer Compensation

     In determining the compensation of Mr. Hawkins, the Compensation Committee evaluated Mr. Hawkins' responsibilities and performance and the overall results of the Company to determine the total compensation paid. Mr. Hawkins' base compensation level increased to $250,000 for fiscal 2000 as compared to $241,000 for fiscal 1999. For fiscal 2000, Mr. Hawkins received a bonus of $60,000 under the executive bonus plan. The bonus in fiscal 2000 was due to the increase in profitability in fiscal 2000 as compared to fiscal 1999.

Ernest C. Goggio, Chairman              George Sarlo             Laureen DeBuono

BOARD OF DIRECTORS REPORT

     The Board of Directors administers the stock option plans including the grants of stock options.

     The specific objective of the Stock Option Plan is to align the long-term interests of the Company's officers and employees with those of stockholders by creating a strong link between executive pay and stockholder return. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Board of Directors makes specific awards of options based on an individual's ability to impact Company-wide performance and in light of the total compensation appropriate for the individual's position. A total of 72,000 stock options were granted to executive officers in fiscal 2000. Of these stock options, 35,000 were granted to Mr. Hawkins.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's common Stock to file reports of their initial ownership of the Company's Common Stock and subsequent changes in such ownership with the Securities and Exchange Commission (the "SEC") within prescribed time periods. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms filed.

     Based solely on review of copies of SEC Forms 3, 4, and 5, and any amendments to such forms furnished to the Company, Mr. Hawkins, was late in filing a Form 4 regarding a stock option exercise in fiscal 2000.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and to the NASDAQ Non-Financial Index. Given the diversity of its businesses, the Company was unable to identify a peer group of companies based on a common business. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at June 30, 1995 and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG INVIVIO CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        6/95      6/96      6/97      6/98      6/99      6/00
--------------------------------------------------------------------------------
 INVIVO CORPORATION    100.00     91.30     67.39    115.22    114.13     95.65
 NASDAQ STOCK MARKET
  (U.S.)               100.00    128.39    156.14    205.52    295.63    436.82
 NASDAQ
  NON-FINANCIAL        100.00    126.96    149.16    194.68    288.28    445.58
--------------------------------------------------------------------------------

* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                                   PROPOSAL 2

            RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent public auditors for the year ended June 30, 2001 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since 1985. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent public auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.

     Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the votes attributable to outstanding shares present or represented at the Annual Meeting will be required to ratify the selection of KPMG LLP.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of stockholders must be received by the Company no later than July 17, 2001 in order to be included in the proxy statement and proxy relating to that meeting.

     In addition, proposals of the Company's stockholders that such stockholders intend to present at that meeting, but not include in the Company's proxy statement and form of proxy, must be received by the Company's Secretary at the Company's offices at Hopyard Road, Suite 210, Pleasanton, California 94588, no later than September 30, 2001. In the event that the Company does not receive timely notice with respect to such a proposal, the proxy holders named by the Company's Board of Directors for such meeting will exercise their discretionary voting power on such proposal.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the Annual Meeting it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary

November 14, 2000

                               INVIVO CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints Ernest C. Goggio and James B. Hawkins, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.01 par value, of INVIVO CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Invivo Corporation, to be held on December 7, 2000 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Drive, Suite 210, Pleasanton, California, and any adjournments thereof, upon the following matters:

1. To elect directors.           +----+
   For ALL Nominees Listed Below |    |
                                 +----+
                                                 +----+
   For All Nominees Except as Crossed Out Below  |    |
                                                 +----+

INSTRUCTION: To withhold authority for any individual nominee, cross out the nominee's name in the following list:

Ernest C. Goggio, James B. Hawkins, George Sarlo, Laureen DeBuono

                                                 +----+
WITHHOLD AUTHORITY -do not vote for any nominees |    |
                                                 +----+

(Continued from other side)

2. To ratify the selection of KPMG Peat Marwick LLP as independent public auditors of the Company.

+-----+                 +-----+                  +-----+
|     |                 |     |                  |     |
+-----+ FOR             +-----+ AGAINST          +-----+ ABSTAIN

3. With discretionary authority on such matters as may properly come before the meeting.

+-----+                 +-----+                  +-----+
|     |                 |     |                  |     |
+-----+ FOR             +-----+ AGAINST          +-----+ ABSTAIN

The shares covered by this proxy will be voted in accordance with the choices made. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

                                    Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                                    ----------------------------------------


                                    ----------------------------------------
                                            Signature of Stockholder(s)

                                        Dated __________________, 2000